Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Addresses Inflation with Multifaceted Plan
Transformative Growth Strategy Progresses

NORTHBROOK, Ill., May 4, 2022 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2022.

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share data and ratios)	2022	2021	% / pts Change
Consolidated revenues	$12,337	$12,451	(0.9)%
Net income (loss) applicable to common shareholders	630	(1,408)	NM
per diluted common share	2.24	(4.60)	NM
Adjusted net income*	726	1,871	(61.2)
per diluted common share*	2.58	6.11	(57.8)
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders	15.4%	15.1%	0.3
Adjusted net income*	12.8%	23.2%	(10.4)
Common shares outstanding (in millions)	275.7	300.1	(8.1)
Book value per common share	75.95	81.08	(6.3)
Property-Liability combined ratio
Recorded	97.3	83.3	14.0
Underlying combined ratio*	90.9	77.1	13.8
Property and casualty insurance premiums earned	10,981	10,307	6.5
Catastrophe losses	462	590	(21.7)
Total policies in force (in thousands)	190,309	182,912	4.0
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate is addressing inflation by raising prices, reducing expenses and changing investment allocations,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Premiums earned were $11.0 billion in the quarter, an increase of 6.5% over the prior year due to policy growth and increased average premiums, as auto and home insurance rate increases begin to increase revenues. Net income was $630 million and adjusted net income* was $726 million ($2.58 per share). Excellent profitability in homeowners insurance, strong investment income and earnings from Protection Services and Health and Benefits mitigated the negative impact of inflation on auto insurance margins. Shareholder value also benefited from a shortening of the bond portfolio duration in late 2021 to reduce enterprise exposure to inflation and higher interest rates.”

“We made excellent progress on the Transformative Growth strategy by expanding customer access, improving pricing sophistication and advancing expense reduction programs. Customer access was expanded as Allstate agent new business sales were maintained while direct distribution grew to 38% of new business and National General expanded through independent agents. Allstate brand auto insurance price increases of $862 million were implemented in the quarter using sophisticated pricing algorithms. While the expense ratio increased compared to prior year quarter from higher employee-related costs, we remain committed to our three-year expense reduction goals. Transformative Growth has positioned us to quickly adapt to this inflationary environment while improving our competitive position to grow market share,” concluded Wilson.

First Quarter 2022 Results

•Total revenues of $12.3 billion in the first quarter of 2022 decreased 0.9% compared to the prior year quarter, reflecting losses on fixed income sales and equity valuations in 2022 compared to net gains in 2021. This was partially offset by higher Property-Liability earned premium and increased Protection Services revenue.

•Net income applicable to common shareholders was $630 million in the first quarter of 2022 compared to a loss of $1.4 billion in the prior year quarter, primarily due to a loss from discontinued operations in 2021 associated with the sales of Allstate Life Insurance Company and Allstate Life Insurance Company of New York, partially offset by lower underwriting income and equity valuation decreases.

•Adjusted net income* of $726 million, or $2.58 per diluted share, was below the $1.9 billion generated in the prior year quarter. The decrease reflects higher auto accident frequency and increased inflation, unfavorable prior year reserve reestimates and lower net investment income, partially offset by higher earned premium and lower catastrophe losses.

Property-Liability Results
	Three months ended March 31,
($ in millions, except ratios)	2022	2021	% / pts Change
Premiums earned	$10,498	$9,896	6.1%
Allstate Brand	9,011	8,681	3.8
National General	1,487	1,215	22.4

Underwriting income	280	1,657	(83.1)
Allstate Brand	251	1,515	(83.4)
National General	29	138	(79.0)

Recorded combined ratio	97.3	83.3	14.0
Allstate Protection auto	102.1	80.5	21.6
Allstate Protection homeowners	84.2	88.8	(4.6)

Underlying combined ratio*	90.9	77.1	13.8
Allstate Protection auto	98.8	80.1	18.7
Allstate Protection homeowners	69.0	67.7	1.3

•Property-Liability earned premium of $10.5 billion increased 6.1% in the first quarter of 2022 compared to the prior year quarter, driven by higher average premiums and item growth in both the National General and Allstate brands. The recorded combined ratio of 97.3 generated underwriting income of $280 million compared to $1.7 billion in the first quarter of 2021.

◦Lower underwriting income compared to the prior year quarter was primarily driven by lower auto insurance margins, reflecting the impact from inflationary increases in claim severity and increased auto insurance accident frequency as miles driven increased with economic activity. This was partially offset by higher premiums earned and lower catastrophe losses. Non-catastrophe prior year reserve strengthening of $158 million was primarily driven by adverse loss development in auto physical damage and bodily injury coverages.

◦The underlying combined ratio* of 90.9 in the first quarter of 2022 was 13.8 points above the prior year quarter, reflecting higher auto and homeowners claims severity due to increased inflationary impacts and higher auto accident frequency.

◦The expense ratio of 24.0 in the first quarter decreased 0.5 points compared to prior full year and increased 0.8 points compared to the first quarter 2021. The increase from the prior year quarter was driven by higher operating costs and increased amortization of purchased intangibles from the National General acquisition, partially offset by lower distribution related acquisition costs. While quarterly fluctuations are anticipated, Allstate remains committed to the long-term objective of reducing the adjusted expense ratio(1) to approximately 23.0 by year end 2024.

◦Allstate Protection auto insurance earned premium increased 4.0% driven by higher average premiums and policies in force growth of 2.4% compared to the prior year quarter. Written premium increased 7.8%, which was higher than earned premium growth as rate increases are earned over the 6-month policy period after customer renewal. Policies in force growth was driven by National General, including impacts from the SafeAuto acquisition, and the Allstate brand. New issued applications increased by 14.3% compared to the prior year quarter due to growth in the direct and independent agent channels. Allstate brand auto net written premiums increased by 4.1% compared to the prior year quarter due to increased average premiums and policies in force growth of 0.7%. Allstate brand implemented auto rate increases were made in 28 locations in the first quarter at an average of 9.3%, or 3.6% on total premiums.

The recorded auto insurance combined ratio of 102.1 in the first quarter of 2022 was 21.6 points above the prior year quarter, and the underlying combined ratio* of 98.8 was 18.7 points above the prior year quarter. This increase was driven by higher claim severity and accident frequency compared to the lower levels experienced during the first quarter of 2021 due to the pandemic. The first quarter of 2022 was also adversely impacted by 2.1 points of unfavorable non-catastrophe prior year reserve reestimates driven by physical damage and bodily injury coverages.

Rising severity levels compared to the prior year reflect increased used car prices, higher parts and labor costs, medical inflation, and greater attorney representation. In response, Allstate is taking comprehensive action to improve profitability, including rate increases, reducing expenses and claims operational actions. Given ongoing inflationary pressures, we expect to implement rate increases greater than our initial expectations for 2022 to restore auto margins to target levels.

◦Allstate Protection homeowners insurance earned premium grew 8.8%, and policies in force increased 1.1% compared to the first quarter of 2021. Allstate brand net written premium increased 17.0% compared to the prior year quarter, driven by an increase in average premiums of 14.3% due to inflation in insured home valuations and implemented rate increases combined with policies in force growth of 1.7%.

The recorded homeowners insurance combined ratio of 84.2 was 4.6 points better than the first quarter of 2021 and generated an underwriting profit of $410 million in the quarter. The improvement was driven by lower catastrophe losses. The underlying combined ratio* of 69.0 increased 1.3 points compared to the first quarter of 2021, driven by higher severity due to inflation in labor and material costs, partially offset by higher average earned premium.

_____________
(1) A reconciliation of non-GAAP measure to the expense ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of future expenses and targeted reductions as of the reporting date.

Protection Services Results
	Three months ended March 31,
($ in millions)	2022	2021	% / $ Change
Total revenues (1)	$627	$552	13.6%
Allstate Protection Plans	329	275	19.6
Allstate Dealer Services	135	123	9.8
Allstate Roadside	65	59	10.2
Arity	62	64	(3.1)
Allstate Identity Protection	36	31	16.1
Adjusted net income (loss)	$53	$49	$4
Allstate Protection Plans	43	45	(2)
Allstate Dealer Services	9	8	1
Allstate Roadside	2	4	(2)
Arity	(1)	2	(3)
Allstate Identity Protection	—	(10)	10
(1) Excludes net gains and losses on investments and derivatives

•Protection Services revenues increased to $627 million in the first quarter of 2022, 13.6% higher than the prior year quarter, primarily driven by Allstate Protection Plans. Adjusted net income of $53 million increased by $4 million compared to the prior year quarter due to the absence of restructuring charges incurred in 2021.
◦Allstate Protection Plans revenue of $329 million increased $54 million, or 19.6%, compared to the prior year quarter, reflecting increased policies in force. Written premium of $429 million increased 10.6% compared to the prior year quarter, primarily driven by international growth and a full quarter of results for policies distributed through The Home Depot compared to the prior year quarter. Written premiums are earned into revenue over the contractual period, generally one to five years, with unearned premiums of $2.2 billion at quarter end. Adjusted net income of $43 million in the first quarter of 2022 was $2 million lower than the prior year quarter.

◦Allstate Dealer Services revenue of $135 million was 9.8% higher than the first quarter of 2021, driven by higher earned premium. Adjusted net income of $9 million in the first quarter was $1 million higher than the prior year quarter.

◦Allstate Roadside revenue of $65 million in the first quarter of 2022 increased 10.2% compared to the prior year quarter, as rescue volumes increased compared to the first quarter of 2021. Adjusted net income declined by $2 million compared to the prior year quarter from increased costs to tow vehicles.

◦Arity revenue of $62 million decreased $2 million compared to the prior year quarter as increased Milewise device revenue was offset by lower LeadCloud and software revenue. Adjusted net loss of $1 million in the first quarter of 2022 was $3 million worse than the prior year quarter, primarily driven by lower revenue and increased expenses related to growth. Arity continues to expand its data acquisition platform with over 800 billion miles of traffic data being used to serve an increasing number of insurance and third-party application customers.

◦Allstate Identity Protection revenue of $36 million in the first quarter of 2022 increased 16.1% compared to the prior year quarter, and policies in force increased by 9.1% to 2.9 million. Adjusted net income was breakeven, $10 million better than a loss in the first quarter of 2021, driven by the absence of a restructuring charge and higher revenue.

Allstate Health and Benefits Results
	Three months ended March 31,
($ in millions)	2022	2021	% Change
Premiums and contract charges	$469	$455	3.1%
Employer voluntary benefits	266	263	1.1
Group health	94	83	13.3
Individual health	109	109	—
Adjusted net income	53	65	(18.5)

•Allstate Health and Benefits premiums and contract charges increased 3.1% compared to the prior year quarter, primarily due to growth in group health. Adjusted net income of $53 million in the first quarter of 2022 decreased $12 million compared to the first quarter of 2021, primarily due to increases in individual and group health claims and favorable reserve reestimates for group health in the prior year quarter.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2022	2021	$ / pts Change
Net investment income	$594	$708	$(114)
Market-based investment income (1)	323	354	(31)
Performance-based investment income (1)	306	378	(72)
Net gains (losses) on investments and derivatives	(267)	426	(693)
Change in unrealized net capital gains and losses, pre-tax	(2,038)	(1,374)	(664)
Total return on investment portfolio	(2.8)%	(0.2)%	(2.6)
Total return on investment portfolio (trailing twelve months)	1.8%	8.8%	(7.0)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $61.8 billion portfolio generated net investment income of $594 million in the first quarter of 2022, a decrease of $114 million from the prior year quarter.

◦Market-based investment income was $323 million in the first quarter of 2022, a decrease of $31 million, or 8.8%, compared to the prior year quarter. The decrease primarily reflected lower reinvestment rates, including the impact of our fixed income portfolio duration shortening to reduce enterprise economic inflation exposure, which began in the fourth quarter of 2021. The duration of the $40.7 billion fixed income portfolio was reduced from 4.6 to 3.1 years since September 30, 2021 through the sale of bonds and use of derivatives, which mitigated the valuation decline in the portfolio by $0.8 billion in the first quarter.

◦Performance-based investment income totaled $306 million in the first quarter of 2022, a decrease of $72 million compared to the prior year quarter due to lower returns compared to a very strong prior year.
◦Net losses on investments and derivatives were $267 million in the first quarter of 2022, compared to $426 million of gains in the prior year quarter, primarily due to losses on the valuation of equity investments and the sale of fixed income securities, partially offset by derivative gains associated with bond portfolio duration shortening.
◦Unrealized net capital gains and losses declined $2.0 billion in the first quarter of 2022, as higher market yields resulted in lower fixed income valuations.
◦Total return on the investment portfolio was a negative 2.8% for the quarter.

Proactive Capital Management

“Allstate’s capital position remains strong and enables excellent cash returns to shareholders,” said Mario Rizzo, Chief Financial Officer. “In the first quarter, Allstate returned more than $1.0 billion to common shareholders through a combination of $794 million in share repurchases and $230 million in common shareholder dividends. In February, we announced a quarterly dividend of $0.85, representing a 5% increase, that was paid on April 1st, 2022. We have $2.5 billion remaining on the current $5 billion share repurchase authorization, which is expected to be completed early next year. We have repurchased 9.2% and 20.0% of our common shares outstanding over the last twelve months and three years, respectively,” concluded Rizzo.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, May 5. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	March 31, 2022	December 31, 2021
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $42,027 and $41,376)	$40,745	$42,136
Equity securities, at fair value (cost $4,453 and $6,016)	5,315	7,061
Mortgage loans, net	855	821
Limited partnership interests	7,977	8,018
Short-term, at fair value (amortized cost $4,345 and $4,009)	4,344	4,009
Other investments, net	2,532	2,656
Total investments	61,768	64,701
Cash	1,130	763
Premium installment receivables, net	8,874	8,364
Deferred policy acquisition costs	4,824	4,722
Reinsurance and indemnification recoverables, net	9,691	10,024
Accrued investment income	341	339
Property and equipment, net	966	939
Goodwill	3,497	3,502
Other assets, net	6,059	6,086
Total assets	$97,150	$99,440
Liabilities
Reserve for property and casualty insurance claims and claims expense	$32,991	$33,060
Reserve for future policy benefits	1,274	1,273
Contractholder funds	907	908
Unearned premiums	20,248	19,844
Claim payments outstanding	1,140	1,123
Deferred income taxes	402	833
Other liabilities and accrued expenses	9,077	9,296
Long-term debt	7,973	7,976
Total liabilities	74,012	74,313
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference	1,970	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 276 million and 281 million shares outstanding	9	9
Additional capital paid-in	3,706	3,722
Retained income	53,688	53,294
Treasury stock, at cost (624 million and 619 million shares)	(35,208)	(34,471)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(995)	598
Unrealized foreign currency translation adjustments	(15)	(15)
Unamortized pension and other postretirement prior service credit	57	72
Total accumulated other comprehensive income	(953)	655
Total Allstate shareholders’ equity	23,212	25,179
Noncontrolling interest	(74)	(52)
Total equity	23,138	25,127
Total liabilities and equity	$97,150	$99,440

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended March 31,
	2022	2021

Revenues
Property and casualty insurance premiums	$10,981	$10,307
Accident and health insurance premiums and contract charges	469	455
Other revenue	560	555
Net investment income	594	708
Net gains (losses) on investments and derivatives	(267)	426
Total revenues	12,337	12,451

Costs and expenses
Property and casualty insurance claims and claims expense	7,822	6,043
Accident, health and other policy benefits	269	242
Amortization of deferred policy acquisition costs	1,612	1,523
Operating costs and expenses	1,902	1,731
Pension and other postretirement remeasurement (gains) losses	(247)	(310)
Restructuring and related charges	12	51
Amortization of purchased intangibles	87	53
Interest expense	83	86
Total costs and expenses	11,540	9,419

Income from operations before income tax expense	797	3,032

Income tax expense	151	626

Net income from continuing operations	646	2,406

Income (loss) from discontinued operations, net of tax	—	(3,793)

Net income (loss)	646	(1,387)

Less: Net loss attributable to noncontrolling interest	(10)	(6)

Net income (loss) attributable to Allstate	656	(1,381)

Less: Preferred stock dividends	26	27

Net income (loss) applicable to common shareholders	$630	$(1,408)

Earnings per common share applicable to common shareholders
Basic
Continuing operations	$2.27	$7.88
Discontinued operations	—	(12.53)
Total	$2.27	$(4.65)

Diluted
Continuing operations	$2.24	$7.78
Discontinued operations	—	(12.38)
Total	$2.24	$(4.60)

Weighted average common shares – Basic	278.1	302.5
Weighted average common shares – Diluted	281.8	306.4

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Business combination expenses and the amortization or impairment of purchased intangibles
◦Income or loss from discontinued operations
◦Gain or loss on disposition of operations
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations, gain or loss on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses, income or loss from discontinued operations and gain or loss on disposition of operations are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended March 31,
	Consolidated		Per diluted common share
	2022	2021	2022	2021
Net income (loss) applicable to common shareholders	$630	$(1,408)	$2.24	$(4.60)
Net (gains) losses on investments and derivatives	267	(426)	0.95	(1.39)
Pension and other postretirement remeasurement (gains) losses	(247)	(310)	(0.88)	(1.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—	1	—	—
Business combination expenses and the amortization of purchased intangibles	87	75	0.31	0.25
Loss on disposition of operations	16	—	0.06	—
(Income) loss from discontinued operations	—	4,163	—	13.59
Income tax expense (benefit)	(27)	(224)	(0.10)	(0.73)
Adjusted net income *	$726	$1,871	$2.58	$6.11

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2022	2021
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,523	$3,540
Denominator:
Beginning Allstate common shareholders’ equity	$24,649	$22,203
Ending Allstate common shareholders’ equity (1)	21,242	24,649
Average Allstate common shareholders’ equity	$22,946	$23,426
Return on Allstate common shareholders’ equity	15.4%	15.1%

($ in millions)	For the twelve months ended March 31,
	2022	2021
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$2,888	$5,179

Denominator:
Beginning Allstate common shareholders’ equity	$24,649	$22,203
Less: Unrealized net capital gains and losses	1,680	530
Adjusted beginning Allstate common shareholders’ equity	22,969	21,673

Ending Allstate common shareholders’ equity (1)	21,242	24,649
Less: Unrealized net capital gains and losses	(995)	1,680
Adjusted ending Allstate common shareholders’ equity	22,237	22,969
Average adjusted Allstate common shareholders’ equity	$22,603	$22,321
Adjusted net income return on Allstate common shareholders’ equity *	12.8%	23.2%
_____________
(1) Excludes equity related to preferred stock of $1,970 million as of March 31, 2022 and $2,170 million as of March 31, 2021.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended March 31,
	2022	2021
Combined ratio	97.3	83.3
Effect of catastrophe losses	(4.4)	(6.0)
Effect of prior year non-catastrophe reserve reestimates	(1.5)	(0.1)
Effect of amortization of purchased intangibles	(0.5)	(0.1)
Underlying combined ratio*	90.9	77.1

Effect of prior year catastrophe reserve reestimates	(0.1)	(2.5)

Allstate Protection - Auto Insurance	Three months ended March 31,
	2022	2021
Combined ratio	102.1	80.5
Effect of catastrophe losses	(0.6)	(0.4)
Effect of prior year non-catastrophe reserve reestimates	(2.1)	0.2
Effect of amortization of purchased intangibles	(0.6)	(0.2)
Underlying combined ratio*	98.8	80.1

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.3)

Allstate Protection - Homeowners Insurance	Three months ended March 31,
	2022	2021
Combined ratio	84.2	88.8
Effect of catastrophe losses	(14.8)	(20.7)
Effect of prior year non-catastrophe reserve reestimates	0.1	(0.2)
Effect of amortization of purchased intangibles	(0.5)	(0.2)
Underlying combined ratio*	69.0	67.7

Effect of prior year catastrophe reserve reestimates	(0.3)	(8.7)

Underlying expense ratio is a non-GAAP ratio, which is computed as the difference between the expense ratio and the effect of amortization or impairment of purchased intangibles on the expense ratio. We believe that the measure provides investors with a valuable measure of ongoing performance because it reveals trends that may be obscured by the amortization or impairment of purchased intangible assets. Amortization or Impairment of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the expense ratio. The underlying expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
The following tables reconciles the respective expense ratio to the underlying expense ratio.

Property-Liability	Three months ended March 31,
	2022	2021
Expense ratio	24.0	23.2
Effect of amortization of purchased intangibles	(0.5)	(0.1)
Underlying expense ratio*	23.5	23.1
Adjusted underwriting expense ratio is a non-GAAP ratio, which is computed as the difference between the expense ratio and the effect of advertising expense, restructuring and related charges, amortization or impairment of purchased intangibles and Coronavirus related expenses on the expense ratio. We believe that the measure provides investors with a valuable measure of ongoing performance because it reveals trends that may be obscured by the advertising expense, restructuring and related charges, amortization or impairment of purchased intangibles and Coronavirus related expenses. Advertising expense is excluded as it may vary significantly from period to period based on business decisions and competitive position. Restructuring and related charges are excluded because these items are not indicative of our business results or trends. Coronavirus related expenses are excluded because these items are related to programs offered during the peak of the pandemic that are no longer available. Amortization or impairment of purchased intangible assets is excluded because it relates to the acquisition purchase price. These are not indicative of our business results or trends. A reduction in expenses enables investment flexibility that can drive growth. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the expense ratio. The adjusted underwriting expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
Adjusted expense ratio is a non-GAAP ratio, which is computed as the combination of the adjusted underwriting expense ratio and claims expense ratio excluding catastrophe expense. We believe it is useful for investors to evaluate this ratio which is linked to a long-term expense ratio improvement commitment through 2024. The most directly comparable GAAP measure is the expense ratio. The adjusted expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
Coronavirus related expenses includes shelter-in-place payback and special payment plan bad debt expenses.
Claims expense ratio excluding catastrophe expense: Incurred loss adjustment expenses, net of reinsurance, excluding expenses related to catastrophes. These expenses are embedded within the loss ratio.

The following table reconciles the respective underlying expense ratio to the adjusted underlying expense ratio and adjusted expense ratio.

Property-Liability	Three months ended March 31,
	2022	2021
Underlying expense ratio*	23.5	23.1
Effect of advertising expense	(3.3)	(3.2)
Effect of restructuring and related charges	(0.1)	(0.3)
Adjusted underwriting expense ratio*	20.1	19.6
Claims expense ratio excluding catastrophe expense	5.9	5.6
Adjusted expense ratio*	26.0	25.2

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